Rule 424(b)(3)

File No. 333-143386

OVERSTAMP: Effective August 8, 2014, the Company’s name changed to Spark New Zealand Limited and the Company’s Internet website address changed to investors.sparknz.co.nz.

OVERSTAMP: Upon effectiveness of the termination of the Company’s reporting requirements under the Exchange Act, the Company will publish information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934, as amended, on its Internet web site or through an electronic information delivery system generally available to the public in its primary trading market. The Company’s Internet web site address is www.telecom.co.nz.

IN CERTAIN CIRCUMSTANCES SHARES REPRESENTED BY THIS RECEIPT MAY BE SOLD WITHOUT THE CONSENT OF OWNERS. IN ADDITION THE RIGHT OF OWNERS OF RECEIPTS TO DIRECT THE VOTING OF

SHARES MAY BE RESTRICTED AS DESCRIBED IN PARAGRAPH 9 BELOW.

No.

[Sponsored-Exempt]	AMERICAN DEPOSITARY SHARES (Each American Depositary Share represents eight (8) deposited shares)

THE BANK OF NEW YORK AMERICAN DEPOSITARY RECEIPT

FOR ORDINARY SHARES HAVING NO PAR VALUE OF TELECOM CORPORATION OF NEW ZEALAND LIMITED (INCORPORATED UNDER THE LAWS OF NEW ZEALAND)

The Bank of New York as depositary (hereinafter called the "Depositary"), hereby certifies that -------------------------·

or registered assigns IS THE OWNER OF AMERICAN DEPOSITARY SHARES representing deposited Ordinary Shares (herein called "Shares") of Telecom Corporation of New Zealand Limited, incorporated under the laws of New Zealand (herein called the "Company"). At the date hereof, each American Depositary Share represents eight (8) Shares which are either deposited or subject to deposit under the deposit agreement at the principal Melbourne, Victoria, Australia office of Australia and New Zealand Banking Group Limited, the principal Melbourne, Victoria, Australia office of National Australia Bank or the principal Wellington, New Zealand office of the Bank of New Zealand (herein collectively called the "Custodian"). The Depositary's Corporate Trust Office is located at a different address than its principal executive office. Its Corporate Trust Office is located at 101 Barclay Street, New York, N.Y. 10286, and its principal executive office is located at One Wall Street, New York, N.Y. 10286.

THE DEPOSITARY'S CORPORATE TRUST OFFICE ADDRESS IS 101 BARCLAY STREET, NEW YORK, N.Y. 10286

1.	THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the amended and restated deposit agreement dated as of June 13, 2007 (herein called the "Deposit Agreement"), by and among the Company, the Depositary, and all Owners and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and Beneficial Owners of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities"). Copies of the Deposit Agreement are on file at the Depositary's Corporate Trust Office in New York City and at the offices of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms not defined herein shall have the meanings set forth in the Deposit Agreement.

2.	SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided in this Receipt and payment of all applicable taxes and governmental charges, and subject to the terms and conditions of the Deposit Agreement, the Owner hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued. Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of the Owner hereof or as ordered by him or by the delivery of certificates properly endorsed or accompanied by proper instruments of transfer and any necessary tax stamps affixed and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt. Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.

3.	TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at its Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, representing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require, or the Company may reasonably require by written request to the Depositary, payment from the depositor of Shares or the presentor of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Paragraph (3) and Paragraph (23) of this Receipt.

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary, the Company or the Registrar or the Foreign Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission or any securities exchange on which the Shares or American Depositary Shares are listed for trading, or under any provision of the Deposit Agreement, or for any other reason, subject to Paragraph (23) hereof. The surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities, and (iv) any other reason that may at any time be specified in paragraph l.A.(l ) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time). Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Shares.

4.	LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge payable by the Depositary or the Custodian shall become payable with respect to any Receipt or any Deposited Securities represented by any Receipt, such tax or other governmental charge shall be payable by the Owner or Beneficial Owner of such Receipt to the Depositary, provided that the Owner and the Beneficial Owner shall remain jointly liable for such taxes or charges and the Depositary may enforce payment against the Owner or Beneficial Owner at its absolute discretion ... The Depositary may refuse to effect any transfer of such Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Beneficial Owner thereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner or Beneficial Owner of such Receipt shall remain liable for any deficiency. The Custodian may refuse to accept the deposit or Shares, and the Depositary may refuse to issue American Depositary Shares, to deliver American Depositary Receipts, to register the transfer, split-up or combination of American Depositary Receipts, and to permit the withdrawal of Deposited Securities until payment in full of such tax or charge. Every Owner and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian and any of their agents, officers, employees and affiliates for, and to hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Owner and/or Beneficial Owner.

5.	WARRANTIES OF DEPOSITORS.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefore, if applicable, are validly issued, fully paid, legally obtained nonassessable, free of any preemptive rights of holders of outstanding shares, are not a holding, or part of a holding, in which a person has a Relevant Interest in Shares in breach of the Constitution and that the person making such deposit is duly authorized so to do, and that Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the American Depositary Shares issuable upon such deposit will not be, Restricted Securities and the Shares presented for deposit have not been stripped of any rights or entitlements. Every such person shall also be deemed to represent that the deposit of such Shares or sale of Receipts evidencing American Depositary Shares representing such Shares by that person is not restricted under the Securities Act. In addition, each Beneficial Owner shall be deemed to represent and warrant that by owning from time to time any beneficial interest in any American Depositary Shares issued hereunder that it is a person with Relevant Interest. Such representations and warranties shall survive the deposit and withdrawal of Shares and issuance and cancellation or transfer of Receipts. If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

Each Owner and Beneficial Owner hereby represents and warrants at all times that their Receipts are not a holding or part of a holding in which a person has a Relevant Interest in Shares in breach of the Constitution.

6.	FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner or any Beneficial Owner of a Receipt may be required, and every Owner and Beneficial Owner agrees, from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, legal or beneficial ownership of ADSs and Deposited Securities, compliance with applicable laws and the terms of the Deposit Agreement and the provisions of, or governing, Deposited Securities, or such information relating to the registration on the books of the Company or the Foreign Registrar, and to provide such other information or documentation (or, in the case of Shares in registered form presented for deposit, such information relating to the registration on the books of the Company or of the approved agent of the Company for the registration and transfer of Shares) as the Depositary or the Custodian may deem necessary or proper, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper to comply with applicable laws, regulations or the Constitution or to enable the Depositary to perform its obligations hereunder, or as the Company may reasonably require by written request to the Depositary. The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made, or such other documentation or information provided, to the Depositary's satisfaction and, if such document or information has been requested by the Company, it shall be provided to the Depositary's satisfaction consistent with reasonable criteria requested of the Depositary by the Company in writing. The Depositary shall provide the Company, upon its request, with copies of documents it receives pursuant to this Paragraph and Section 3. of the Deposit Agreement. Nothing herein shall obligate the Depositary to (i) obtain any information for the Company if not provided by the Owners or Beneficial Owners or (ii) verify or vouch for the accuracy of the information provided by the Owners or Beneficial Owners. No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary (which may be an opinion of counsel satisfactory to the Depositary), that any necessary approval has been granted by any governmental body in New Zealand which is then performing the function of the regulation of currency exchange.

7.	CHARGES OF DEPOSITARY.

The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. The Depositary shall present its statement for such charges and expenses to the Company once every three months. The charges and expenses of the Custodian, any co-Registrar or co-transfer agent are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.3 of the Deposit Agreement), or by Owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement,

(1)     such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.5 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.3, 4.3 or 4.4 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.5 or 6.2 of the Deposit Agreement, (6) to the extent permitted by the rules of any securities exchange on which the American Depositary

Shares may be listed for trading, a fee not in excess of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including, but not limited to Sections 4.1 through 4.4 of the Deposit Agreement, (7) a fee for the distribution of securities pursuant to Section 4.2 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners, and (8) any other charge payable by the Depositary, any of the Depositary's agents, including the Custodian, or the agents of the Depositary's agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.6 of the Deposit Agreement and shall be payable at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

The Depositary, subject to Paragraph (8) hereof, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8.	PRE-RELEASE OF RECEIPTS.

Notwithstanding Section 2.3 of the Deposit Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.2 of the Deposit Agreement ("Pre-Release"). The Depositary may, pursuant to Section 2.5 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released. The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts are to be delivered that such person, or its customer, owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of American Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.	RESTRICTIONS UPON OWNERSHIP.

(a)   Each Owner and Beneficial Owner of Receipts acknowledges and agrees that

(i)   each Share, and the terms upon which it is held by the Depositary, is subject to and governed by the Constitution and the provisions of Paragraph (9) of this Receipt and Section 3.4 of the Deposit Agreement shall apply notwithstanding any other provision in this Receipt and the Deposit Agreement to the contrary, (ii) except as otherwise provided in the Constitution, such Owner's or Beneficial Owner's Receipts represent a Relevant Interest in Voting Shares (as defined in the Constitution and hereinafter referred to as "Shares" for purposes of subparagraphs (a) to (g) of this Paragraph (9)) (iii), (a) no person shall have a Relevant Interest in 10 percent or more of the total Shares outstanding other than in accordance with the prior written approval of the Kiwi Shareholder (as defined in the Constitution) and the Board of Directors of the Company (the "Board") and

(b)   no person other than a New Zealand National (as defined in the Constitution) shall have a Relevant Interest in more than 49.9 percent of the total Shares outstanding, other than in accordance with the prior written approval of the Kiwi Shareholder (such limitations being hereinafter referred to collectively as the "Limitation", and Shares designated by a notice described in subparagraph (d) herein as a Disenfranchisement Notice as being declared to be held in breach of the Limitation being hereinafter referred to as "Affected Shares"), (iv) any Owner or Beneficial Owner of Receipts or any other person shall be bound by the Limitation, (v) the Board and/or the Kiwi Shareholder may, under the Constitution, enforce the Limitation against the Depositary or the Custodian or any of their respective nominees (including without limitation, causing the withdrawal of the right of the Depositary or the Custodian or any of their respective nominees to vote Affected Shares, or causing a sale of all or part of the Affected Shares), and (vi) each Owner or Beneficial Owner of Receipts shall, on behalf of the Depositary or Custodian, provide information required by, and comply with requests from the Company, the Board or the Kiwi Shareholder to provide information pursuant to New Zealand law, the rules and requirements of the New Zealand Stock Exchange, and any other stock exchange on which the Shares are, or will be, quoted, traded or listed or the Constitution, including among other things, information in such form as the Company, the Board or the Kiwi Shareholder may request as to the capacity in which such Receipts or the Shares representing such Receipts are owned or held, regarding the identity and address of any person (including such Owner or Beneficial Owner of Receipts) having a Relevant Interest in Shares by virtue of an interest in such Receipts (such person or persons hereinafter being referred to as a "Beneficial Holder") and the nature and extent of the interest of such Beneficial Holder, and such other particulars as will or are likely to assist in identifying a Beneficial Holder with a Relevant Interest in Shares and the nature of that Relevant Interest.

(b)    Every Owner and Beneficial Owner of Receipts to whom a request is made in accordance with the provisions of subparagraph (a)(vi) shall ensure that the Depositary is informed in writing of all relevant information concerning whether one or more persons have or may have a Relevant Interest in Shares by virtue of an interest in Receipts. The Depositary shall forthwith pass on all such information to the Company, unless otherwise instructed in writing by the Company. The Depositary agrees to use its reasonable efforts to forward, upon the request of the Company, and at the Company's expense, any such request from the Company to the Owners and to forward to the Company any such responses to such requests received by the Depositary.

(c)      If the Depositary or its nominee (or the Custodian or any nominee of the Custodian) receives a notice that the Board or the Kiwi Shareholder intends to declare that certain Shares are Affected Shares, then the Depositary shall send a copy of such notice to the Beneficial Holder specified. Such notice is hereafter referred to as an

"Intention Notice". If the Board or the Kiwi Shareholder does not specify a particular Beneficial Holder, then such Intention Notice shall apply to every Owner and the Depositary shall forward such notice to every Owner. Any Owner or Beneficial Owner of Receipts or a person nominated by an Owner or Beneficial Owner of Receipts may make representations to the Board or the Kiwi Shareholder (as the case may be) for and on behalf of the Depositary or the Custodian as the registered Shareholder as to why such Shares should not be treated as Affected Shares.

(d)      If the Depositary or its nominee (or the Custodian or any nominee of the Custodian) as registered holder of any Shares receives a notice from the Board or the Kiwi Shareholder pursuant to the Constitution stating that some or all of the Shares have been declared to be Affected Shares, (such notice being hereinafter referred to as a "Disenfranchisement Notice") then the Depositary shall take the actions as set forth in subparagraph (e) of this Paragraph (9). The Company shall take all reasonable steps to identify the Beneficial Holder who has a Relevant Interest in Shares in breach of the Limitation and shall consult with the Depositary prior to forwarding such Disenfranchisement Notice.

(e)      Following the receipt of a Disenfranchisement Notice, the Depositary shall give notice to each Beneficial Holder whose name and address is specified in a Disenfranchisement Notice, of the action that is to be taken under subparagraph (e) hereof and of the relevant matters provided for in this Paragraph (9) and, if such Beneficial Holder is specified in the Disenfranchisement Notice, include in the notice that such Beneficial Holder must also act in accordance with subparagraph (f) hereof, and the Depositary shall also deny the voting instruction rights attaching to any Receipt which represents Affected Shares (a "Relevant Receipt") to the extent that the voting rights attaching to Affected Shares represented by a Relevant Receipt are denied to the Depositary or the Custodian or their respective nominees as notified in the Disenfranchisement Notice. If a Disenfranchisement Notice does not specify the name and address of a Beneficial Holder then the Depositary shall give such notice to all Owners and deny voting instruction rights pro rata as to all outstanding Receipts.

(f)   In the event a Beneficial Holder receives a notification that he has an interest in Shares which are declared to be Affected Shares, he shall immediately take all such steps as may be required to become the registered Owner of the Relevant Receipts on the books of the Depositary.

(g)    (i) If the Disenfranchisement Notice does not state the number of Shares to which it applies, then the total number of the Shares represented by the total number of Receipts held by a named Beneficial Holder shall be deemed to be Affected Shares; (ii) if the Disenfranchisement Notice identifies the number of Affected Shares and relates them to one or more specified Beneficial Holders, then the provisions of this Paragraph (9) shall apply to the number of Receipts in the name of each such specified Beneficial Holder or Beneficial Holders representing that number of Affected Shares, and (iii) neither the Board nor the Kiwi Shareholder shall be under any obligation to make any statement in a Disenfranchisement Notice concerning the matters referred to in this subparagraph (g), but the Board or Kiwi Shareholder may make a statement in the Disenfranchisement Notice which combines the effect of the matters set forth above.

(h)  Under the Constitution the Board and the Kiwi Shareholder have the authority to sell the Affected Shares for the account of the registered holder. Prior to selling such Affected Shares the Company shall consult with the Depositary. In addition, if the Company becomes aware that the Kiwi Shareholder is intending to sell such Affected Shares, the Company will request that the Kiwi Shareholder consult with the Depositary. If any Shares underlying any Relevant Receipt are sold by the Board or the Kiwi Shareholder, in accordance with such authority, such Relevant Receipt shall thenceforth represent only the right to receive any cash received by the Depositary in respect thereof, less the fees of the Depositary for cancellation of such Relevant Receipt and any expenses incurred or paid by the Depositary in distributing such cash to the Beneficial Holder of such Receipt, plus any unsold Shares and other property otherwise unaffected by this Paragraph (9). The Board shall notify the Depositary forthwith upon the sale of any Affected Shares by it and shall request the Kiwi Shareholder to make such a notification upon the sale of any Affected Shares by the Kiwi Shareholder (a "Sale

Notification") and upon the settlement of such sale shall send to the Depositary the cash proceeds of any such sale, net of the expenses of such sale and transmittal. The Depositary shall give notice of such sale forthwith upon receipt of the Sale Notification to any Beneficial Holder whose name and address is specified in such Sale Notification as having an interest in the Shares sold or if no Beneficial Holder is so specified then to all Owners. Forthwith upon receipt of such notice, such Beneficial Holder shall surrender the Relevant Receipt for cancellation and, if applicable, issuance of a new Receipt. The Depositary shall, upon (1) receipt of the cash proceeds, and (2) surrender of the Relevant Receipt for cancellation, send such net amount of cash (less any applicable fees and expenses of the Depositary) and issue and forward with such net cash a new Receipt representing any unsold deposited Shares and other property otherwise unaffected to the Owner of the Receipt surrendered. Upon issuance of a new Receipt, the Depositary shall simultaneously cancel on its books the Receipts surrendered.

(i)    The Company agrees with the Depositary that the Board shall not sell any Affected Shares as described in Paragraph (9)(h) hereof and Section 3.4(h) of the Deposit Agreement, and further agrees with the Depositary to use its reasonable efforts to obtain the consent of the Kiwi Shareholder not to sell any Affected Shares as so described, without in each case first delivering to the Depositary a notice which specifies the number of Affected Shares and the name and address of the Beneficial Holder of the relevant Receipts.

In the event that upon the sale of Affected Shares by the Kiwi Shareholder the Depositary has not received a notice which identifies a specific Beneficial Holder, then the Depositary shall immediately thereafter:

(1)                 notify all Owners that their Receipts, on and after the date of such sale of Affected Shares, represent their pro-rata share of the remaining deposited Shares specifying the amount of Shares represented by each American Depositary Share outstanding on and after such date and on and after such date each American Depositary Share shall represent such number of Shares;

(2)                 upon receipt of the cash proceeds of any such sale of Affected Shares, distribute such cash proceeds pro rata to all Owners and otherwise in accordance with Sections 4.1 and 4.6 of the Deposit Agreement; and

(3)                 upon surrender of any Receipt on and after such date, subject to the provisions of this Receipt and the Deposit Agreement, deliver the amount of Shares per American Depositary Share surrendered as specified in the notice described in (1) above.

(j) The Depositary and each Owner and Beneficial Owner of Receipts agrees with the Company for itself and for the Board and the Kiwi Shareholder to take every reasonable step in accordance with any Intention Notice, Disenfranchisement Notice, Sale Notification or any other notice or request issued pursuant to this Paragraph (9) to ensure that the provisions of this Paragraph (9) are effective, together with any notice issued by the Board or the Kiwi Shareholder which modifies or withdraws a notice or request formerly issued, forthwith upon its receipt; provided however that, no such notice may materially increase the Depositary's duties under the Deposit Agreement and under the Deposit Agreement without its written consent unless such duties are contemplated under the Deposit Agreement and under the Deposit Agreement expressly or by necessary implication.

(k) Except to the extent (if at all) as is provided in the Constitution, the Board and the Kiwi Shareholder shall be under no obligation to give, modify or withdraw a Disenfranchisement Notice and shall have no liability whatsoever to any Person in respect of any of the foregoing. Nothing in either this Receipt (including this Paragraph (9)) or the Deposit Agreement (including Section 3.4 of the Deposit Agreement) shall limit any right or remedy which the Company, the Board and Kiwi Shareholder may have under the Constitution or under any law.

(l) Any resolution or determination of, or decision or exercise of any discretion or power by, the Company, the Board, the Kiwi Shareholder or the Depositary under or pursuant to the Constitution or this Paragraph (9) shall be final and conclusive and binding on any Owner, Beneficial Owner of a Receipt or other person thereby affected and shall not be open to challenge, whether as to its validity or otherwise, or on any ground whatsoever. Neither the Company, the Board, the Kiwi Shareholder, the Depositary, the Custodian, the Registrar nor the Foreign Registrar shall have any liability whatsoever to any such Owner, Beneficial Owner of a Receipt or person, including but not limited to any Beneficial Holder, who fails to act in accordance with such provisions or who is affected by any decision or exercise of any discretion or power by the Company, the Board, the Kiwi Shareholder, the Depositary, the Custodian, the Registrar or the Foreign Registrar.

(m) Under New Zealand law, persons who hold a relevant interest (as defined in the Securities Markets Act 1988 (New Zealand)) in 5% or more of the securities of the Company (including persons who hold such an interest through the holding of Receipts) are required to give written notice of their interest and certain changes in their interest to the Company, and to the New Zealand Stock Exchange as soon as the person knows or ought to know of their relevant interest exceeding the 5% threshold or the change. Disclosure to the Australian Stock Exchange and the Company is also required in similar circumstances by the Corporations Act 2001 (Australia). If any Owner or Beneficial Owner fails to comply with the requirements of the Securities Markets Act 1988 (New Zealand) or Part 6C of the Corporations Act 2001 (Australia), any penalty attaching to the Shares held under this Agreement shall apply (with all necessary changes) to rights attaching to the Receipts evidencing American Depositary Shares representing such Shares.

10.	TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive holder and Owner of this Receipt by accepting or holding the same consents and agrees, that, subject to the limitations contained herein and in the Receipt, title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument, provided, however, that the Depositary, notwithstanding any notice to the contrary, and except where provided otherwise in this Receipt and in the Deposit Agreement, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes.

11.	VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary and, if a Registrar for the Receipts shall have been appointed, countersigned by the manual or facsimile signature of a duly authorized officer of the Registrar.

12.	REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company currently furnishes the Securities and Exchange Commission (hereinafter called the "Commission") with certain public reports and documents required by foreign law or otherwise by the periodic reporting requirements of the Securities Exchange Act of 1934, as from time to time amended. Such reports and communications will be available for inspection and copying at the public reference facilities maintained by the Commission located at 100 F Street, N.E., Washington, D.C. 20549.

The Depositary will make available for inspection by Owners of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also send to Owners of Receipts copies of such reports when furnished by the Company pursuant to the Deposit Agreement.

The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Company and the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

13.	DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary or the Custodian receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, subject to the provisions of Paragraph (14) hereof, convert such dividend or distribution into Dollars and will distribute the amount thus received (net of the fees and expenses of the Depositary as provided in Section 5.9 of the Deposit Agreement) to the Owners of Receipts entitled thereto, provided, however, that in the event that the Company or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, duties or other governmental charges, the amount distributed to the Owners of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Section 4.11 and 5.9, if applicable, of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.1, 4.3 or 4.4 of the Deposit Agreement, the Depositary will cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Section 5.9 of the Deposit Agreement) shall be distributed by the Depositary to the Owners of Receipts entitled thereto as in the case of a distribution received in cash.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may, with the Company's approval, and shall if the Company shall so request,

distribute to the Owners of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Section

5.9 of the Deposit Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property in respect of the Deposited Securities (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges and the balance of any such property to the Owners of Receipts entitled thereto.

14. CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the reasonable judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.9 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its reasonable judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the reasonable opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.               RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available in Dollars to such Owners or, if by the terms of such rights offering or, for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Owners or to certain Owners but not to other Owners, the Depositary may, if instructed by the Company, distribute, to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain Owners, it shall use reasonable efforts to sell the rights or warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement and all applicable taxes and governmental charges) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise. The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

If an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner under the Deposit Agreement, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.2 of the Deposit Agreement, and shall, pursuant to Section 2.3 of the Deposit Agreement, execute and deliver to such Owner Restricted Receipts.

If registration under the Securities Act of 1933 of the securities to which any rights relate is required in order for the Company to offer such rights to Owners and sell the securities upon the exercise of such rights, the Depositary will not offer such rights to the Owners unless and until such a registration statement is in effect, or unless the offering and sale of such securities to the Owners of such Receipts are exempt from registration under the provisions of such Act and an opinion of counsel satisfactory to the Depositary and the Company has been obtained.

16.	RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall fix a record date (a) for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American

Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.

17.	VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares, the Depositary shall, as soon as practicable thereafter, mail to the Owners a notice, the form of which notice shall be prepared by the Depositary and approved by the Company, which shall contain

(a)      such information as is contained in such notice of meeting, (b) a statement that the Owners as of the close of business on a specified Record Date, set by the Depositary, will be entitled, subject to any applicable provision of the laws of New Zealand and of the Constitution to instruct the Depositary as to the exercise of the voting rights, if any, in the event a poll is called pertaining to the amount of Shares represented by their respective American Depositary Shares, and to demand a poll, and a brief statement as to the manner in which such instructions may be given, and (c) a statement that if a poll is called and no instructions as to voting are received by the Depositary from any Owner with respect to any of the Shares represented by the American Depositary Shares evidenced by such Owner's Receipts on or before the date established by the Depositary for such purpose ("Receipt Date"), then the Depositary will not vote or cause such Shares to be voted. The Depositary may only vote such Shares in the event a poll, as referred to the Constitution, is called. Upon the written request of an Owner, who was an Owner on the Record Date referred to in Paragraph (b) above, received on or before the Receipt Date, and in the event a poll is called, the Depositary shall endeavor in so far as practicable to vote or cause to be voted, the amount of Shares represented by such Receipt in accordance with the instructions set forth in such request.

The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares, other than in accordance with such instructions. Shares or other Deposited Securities represented by American Depositary Shares for which no specific voting instructions are received by the Depositary from the Owner shall not be voted

Unless specifically instructed by at least 5 Owners or Beneficial Owners of Receipts (and a certificate from an Owner of Receipts giving the number of holders who have made such request shall be sufficient for these purposes) evidencing American

Depositary Shares which represent Shares having the right to vote at a meeting, or by Owners of Receipts in respect of American Depositary Shares representing Shares:

(a)      which represent not less than one-tenth of the total voting rights capable of being cast at such meeting; or

(b)       which confer a right to vote at such meeting and on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the Shares conferring such right to vote at such meeting, the Depositary shall not demand a poll at a meeting. In order that the Depositary may demand a poll, the Depositary will cause the Custodian to hold deposited Shares in no less than 5 different names in the transfer books of the Company or the Foreign Registrar.

Such voting of Shares is subject to the provisions of Paragraph (9) of this Receipt and Section 3.4 of the Deposit Agreement.

In the event the Depositary holds Deposited Securities other than Shares to which voting rights attach, the Depositary shall not exercise the right to vote such Deposited Securities and shall confer with the Company as to the appropriate course of action with respect to such Deposited Securities.

There can be no assurance that Owners generally or any Owner in particular will receive the notice described above with sufficient time to enable the Owner to return voting instructions in time to ensure that the Depositary will vote the Shares or Deposited Securities in accordance with the provisions set forth above.

18.	CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.3 of the Deposit Agreement do not apply, upon any split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent the new Deposited Securities so received in respect of Deposited Securities, unless additional Receipts are delivered pursuant to the following sentence. In any such case the

Depositary may, with the Company's approval and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Owners, the Depositary may, with the Company's approval, and shall, if the Company requests, subject to receipt of an opinion of Company's counsel satisfactory to the Depositary that such action is not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) for the account of the Owners otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Owners and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to Section 4.1 of the Deposit Agreement. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Owners in general or to any Owner in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

19.	LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company nor any of their respective directors, officers, employees, agents or affiliates shall incur any liability to any Owner or Beneficial Owner of any Receipt, if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the Constitution, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure), the Depositary or the Company or any of their directors, officers, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided shall be done or performed; nor shall the Depositary or the Company or any of their respective directors, officers, employees, agents or affiliates incur any liability to any Owner or Beneficial Owner of any Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Constitution or provisions of or governing the Deposited Securities. Neither the Depositary nor the Company nor any of their respective directors, officers, employees, agents or affiliates shall incur any liability to any Owner or Beneficial Owner of any Receipt for the inability by an Owner or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Owners of American Depositary Shares. Where, by the terms of a distribution pursuant to Sections 4.1, 4.2, or 4.3 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.4 of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.

The Company and its directors, officers, employees, agents, or affiliates assume no obligation nor shall they be subject to any liability under the Deposit Agreement or the Receipts to Owners or Beneficial Owners of Receipts or to other persons, except that they agree to perform their respective obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary and its directors, officers, employees, agents, or affiliates assume no obligation nor shall they be subject to any liability under the Deposit Agreement or the Receipt to any Owner or Beneficial Owners of any Receipt or to other persons (including, without limitation, liability with respect to the validity or worth of the Deposited Securities), except that they agree to perform their respective obligations specifically set forth in the Deposit Agreement without negligence or bad faith. Neither the Depositary nor the Company nor any of their respective directors, officers, employees, agents or affiliates shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company nor any of their respective directors, officers, employees, agents or affiliates shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, or for any consequential or punitive damages. The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.

The Company agrees to indemnify the Depositary, its directors, officers, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of any registration with the Commission of Receipts, American Depositary Shares or Deposited Securities or the offer or sale thereof in the United States or out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by any Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates. The Depositary agrees to indemnify the Company, its directors, officers, employees, agents and affiliates and hold them harmless from any liability or expense (including, but not limited to the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted by the Depositary or its Custodian or co-Registrars or co-transfer agents or their respective directors, officers, employees, agents and affiliates due to their negligence or bad faith.

No disclaimer of liability under the Securities Act of 1933 or the Securities Act 1978 (New Zealand), if applicable, is intended by any provision of the Deposit Agreement.

20.               RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary under the Deposit Agreement and this Receipt by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by 90 days prior written notice of such removal, which shall become effective upon the later to occur of (i) the 90th day after delivery of the notice to the Depositary or (ii) effective upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided;

provided, however that the Depositary and the Company may agree that the removal become effective upon an earlier date, and neither the Depositary nor the Company shall unreasonably withhold its respective agreement to the removal becoming effective upon an earlier date if this is proposed by the other. Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may appoint a substitute or additional custodian or custodians.

21.	AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective (subject to the last sentence of this Paragraph) as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every Owner and Beneficial Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations or the Constitution is amended which would require amendment or supplement of the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the Receipts at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in the circumstances may become effective before or without any notice of such amendment or supplement is given to Owners or within any period of time as required for compliance with such laws, rules or regulations.

22.	TERMINATION OF DEPOSIT AGREEMENT.

The Depositary shall at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding if at any time 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the date of termination, the Owner of a Receipt, upon surrender of such Receipt at the Corporate Trust Office of the Depositary, upon payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.5 of the Deposit Agreement, and upon payment of any applicable taxes or governmental charges, will be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges) and except for its obligations under Section 5.8 of the Deposit Agreement. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

23.	COMPLIANCE WITH U.S. SECURITIES LAWS.

Notwithstanding any terms of this Receipt or the Deposit Agreement to the contrary, the Company and the Depositary have each agreed that it will not exercise any rights it has under the Deposit Agreement or the Receipt to prevent the withdrawal or delivery of Deposited Securities in a manner which would violate the United States securities laws, including, but not limited to Section I A(l ) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

24.	SUBMISSION TO JURISDICTION; APPOINTMENT OF AGENT FOR SERVICE OF PROCESS.

The Company hereby (i) irrevocably designates and appoints CT Corporation, now at 111 Eighth Avenue, New York, New York 10011, in the State of New York, as the Company's authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares or Deposited Securities, the American Depositary Shares, the Receipts or this Agreement, (ii) consents and submits to the jurisdiction of any state or federal court in the State of New York in which any such suit or proceeding may be instituted, and (iii) agrees that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company agrees to deliver, upon the execution and delivery of the Deposit Agreement, a written acceptance by such agent of its appointment as such agent. The Company further agrees to take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any American Depositary Shares or Receipts remain outstanding or this Agreement remains in force. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

25.               UNCERTIFICATED AMERICAN DEPOSITARY SHARES; DTC DIRECT REGISTRATION SYSTEM.

Notwithstanding anything to the contrary in the Deposit Agreement:

(a)                 American Depositary Shares may be certificated securities evidenced by Receipts or uncertificated securities. The form of Receipt annexed as Exhibit A to the Deposit Agreement summarizes the terms and conditions of, and will be the prospectus required under the Securities Act of 1933 for, both certificated and uncertificated American Depositary Shares. Except for those provisions of the Deposit Agreement that by their nature do not apply to uncertificated American Depositary Shares, all the provisions of the Deposit Agreement shall apply, mutatis mutandis, to both certificated and uncertificated American Depositary Shares.

(b)                 (i) The term "deliver", or its noun form, when used with respect to Receipts, shall mean (A) book-entry transfer of American Depositary Shares to an account at The Depository Trust Company, or its successor ("DTC"), designated by the person entitled to such delivery, evidencing American Depositary Shares registered in the name requested by that person, (B) registration of American Depositary Shares not evidenced by a Receipt on the books of the Depositary in the name requested by the person entitled to such delivery and mailing to that person of a statement confirming that registration or (C) if requested by the person entitled to such delivery, delivery at the

Corporate Trust Office of the Depositary to the person entitled to such delivery of one or more Receipts.

(ii)               The term "surrender", when used with respect to Receipts, shall mean (A) one or more book-entry transfers of American Depositary Shares to the DTC account of the Depositary, (B) delivery to the Depositary at its Corporate Trust Office of an instruction to surrender American Depositary Shares not evidenced by a Receipt or

(C) surrender to the Depositary at its Corporate Trust Office of one or more Receipts evidencing American Depositary Shares.

(c)                American Depositary Shares not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of New York.

(d)               The Depositary shall have a duty to register a transfer, in the case of uncertificated American Depositary Shares, upon receipt from the Owner of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in subsection (f) below). The Depositary, upon surrender of a Receipt for the purpose of exchanging it for uncertificated American Depositary Shares, shall cancel that Receipt and send the Owner a statement confirming that the Owner is the owner of the same number of uncertificated American Depositary Shares that the surrendered Receipt evidenced. The Depositary, upon receipt of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in subsection (f) below) from the Owner of uncertificated American Depositary Shares for the purpose of exchanging them for certificated American Depositary Shares, shall execute and deliver to the Owner a Receipt evidencing the same number of certificated American Depositary Shares.

(e)                Upon satisfaction of the conditions for replacement of a Receipt that is mutilated, lost, destroyed or stolen, the Depositary shall deliver to the Owner the American Depositary Shares evidenced by that Receipt in uncertificated form unless otherwise requested by the Owner.

(f)                (i) The parties acknowledge that the Direct Registration System ("DRS") and Profile Modification System ("Profile") shall apply to uncertificated American

Depositary Shares upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the Depositary to the Owners entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an Owner of American Depositary Shares, to direct the Depositary to register a transfer of those American Depositary Shares to DTC or its nominee and to deliver those American Depositary Shares to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Owner to register such transfer.

(ii) In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an Owner in requesting a registration of transfer and delivery as described in subsection (i) above has the actual authority to act on behalf of the Owner (notwithstanding any requirements under the Uniform Commercial Code). For the avoidance of doubt, the provisions of Sections 5.3 and 5.8 of the Deposit Agreement shall apply to the matters arising from the use of the DRS. The parties agree that the Depositary's reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the Deposit Agreement shall not constitute negligence or bad faith on the part of the Depositary.